Exhibit 99.1

BPZ Energy Provides Block Z-1 Operations Update

Houston, TX ‒ April 16, 2013 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided an operational update for offshore Block Z-1.

PRODUCTION

For the first quarter ended March 31, 2013, average combined production from the Corvina and Albacora fields at offshore Block Z-1 was 1,491 net (2,924 gross) barrels of oil per day (bopd).

CORVINA FIELD

CX-15 Drilling Program

The previously announced modifications to the new CX-15 platform are still underway. Construction of a platform anchoring system which will provide redundancy to the existing platform spud can is almost complete. The joint technical team continues to interpret the available Corvina 3D seismic, and an additional update will be provided after meetings are held to verify the drilling locations.

CX-11 Workover Campaign

The workover of the Corvina CX-11, 14D well is progressing with a mini-frac having been performed. The workover rig is preparing to run a final completion string in the well.

ALBACORA

Early processing results of the 3D seismic data acquired over the Albacora field are expected to be received by the end of April. Joint technical teams will begin interpretation of this data looking to confirm drilling opportunities.

Manolo Zúñiga, president and CEO of BPZ Energy commented, “We are working with Pacific Rubiales to finalize certain modifications at the CX-15 platform, as well as carefully review all available 3D seismic data for Corvina, before we commence the development drilling program. In the interim, we continue to implement the workover campaign at the Corvina CX-11 platform, review 3D seismic at Albacora to guide our decision for future drilling at the field, and continue interpretation of the Phase I processed 3D data to help define our future exploration campaigns.”

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru. The Company holds a 51% working interest and Pacific Rubiales Energy Corp. holds a 49% working interest in offshore Block Z-1, for which current activity includes the development of the Corvina oil discovery, as well as the redevelopment of the Albacora field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com